Exhibit 4.49

SECOND AMENDMENT TO THE RAGNAROK ONLINE GAME

LICENSE AGREEMENT

This Second Amendment (this “Amendment”) is made and entered into on February 27th, 2013(hereinafter called “Effective Date”), by and between Gravity Co., Ltd. (hereinafter called “Licensor”), a corporation duly organized and existing under the laws of the Republic of Korea and having its offices at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu, Seoul, Korea, and PT. LYTO DATARINDO FORTUNA (hereinafter referred to as “Licensee”), a corporation duly organized and existing under the laws of Indonesia and having its principal offices at LYTO (Young Office Park), Jl. Arteri Kelapa Dua 12B B2, Ruko no 3-4, Kebon Jeruk, Jakarta Barat 11540, Indonesia.

RECITALS

WHEREAS, Licensor and Licensee (“Parties” collectively) entered into a Ragnarok Online Game License Agreement (“The Agreement”), dated on February 27th, 2010.

WHEREAS, Parties entered into a First Amendment to the Ragnarok Online Game License Agreement (“First Amendment”), dated on October 1st, 2011.

WHEREAS, this Amendment is supplemental to the Agreement, and the Parties enter into this Amendment, to amend certain provisions in the Agreement.

WHEREAS, Parties hereto desires to amend The Agreement as specified below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, Parties agree as follows:

1. Renewal Term

Parties agreed to extend the Agreement for Two (2) years from the expiration date of The Agreement with conditions stated in this Amendment. The newly extended term of The Agreement shall be from February 27th, 2013 to February 26th, 2015 without any License Fee.

2. Royalty Payments

Licensee shall pay to Licensor as Royalty Payments Thirty Four percent (34%) of the Service-Sales Amount paid by End Users during the commercial period of The Agreement.

3. Continuing Effectiveness of The Agreement

Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in The Agreement amended by its First Amendment, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

IN WITNESS WHEREOF, Parties have executed this Amendment on the date first above written.

Gravity Co., Ltd.		PT. LYTO DATARINDO FORTUNA

By:		By:

Name:	Hyun Chul Park	Name:	Andi Suryanto

Title:	CEO	Title:	CEO

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